Exhibit 99.1

November 17, 2009

Global Energy Holdings Group, Inc.
3348 Peachtree Road, N.E.
Tower 200, Suite 250
Atlanta, GA  30326

Gentlemen,

We were unable to complete our review of the financial statements of Global Energy Holdings Group, Inc. (“Global”) to be included in Global’s Quarterly Report on Form 10-Q for the period ended September 30, 2009 in time for Global to file such report in a timely manner due to outstanding items to be received from Global as well as other engagement completion procedures we are required to perform.

/s/ Frazier & Deeter, LLC
Certified Public Accountants